Exhibit 99.1

For immediate release

Endeavour Announces Acquisition of U.K. Producing Assets

•	Acquired assets have current daily production of approximately 10,000 barrels of oil equivalent per day (boepd)

•	2P reserve additions in excess of 33 million barrels of oil equivalent (mmboe)

Houston, TX – December 27, 2011 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced that its subsidiary, Endeavour Energy UK Limited, has entered into a purchase and sale agreement to acquire ConocoPhillips’ interest in three producing U.K. oil fields in the Central North Sea for $330 million, including approximately $94 million of tax attributes.

Current net production from this asset group is approximately 10,000 boepd. Endeavour estimates of proved and probable reserves (“2P reserves”) as of June 30, 2011 are in excess of 33 mmboe.

“This acquisition increases our current ownership interest in the Alba Field, a late Eocene reservoir that has been producing since 1994. Additionally, we add ownership interests in the MacCulloch and Nicol fields. We believe these fields have valuable upside potential,” said William L. Transier, chairman, chief executive officer and president. “The production from these Central North Sea fields is almost 100% oil, which will generate a large increase in cash flow to Endeavour and provides a mechanism to accelerate the recognition of our current U.K. tax benefits of almost $300 million after this acquisition. This transaction, which our team has been working on since the beginning of this year, adds significantly to our two existing U.K. development projects, which are estimated to start production during 2012. Upon completion of this transaction and after the start-up of Bacchus and the Greater Rochelle development projects, Endeavour will become one of the largest independent producers in the U.K. North Sea.”

The producing assets to be purchased include the following net interests:

Field Name	Block	Operator	Working Interest
Alba	16/26a	Chevron	23.43	%(1)
MacCulloch	15/24/b	ConocoPhillips(2)	40.00%
Nicol	15/25a	Premier	18.00%

(1)	Endeavour’s aggregate working interest in the Alba field would be 25.68% following the closing of the acquisition.
(2)	Endeavour anticipates assuming operatorship, subject to final partner agreement.

Pro forma for the acquisition, Endeavour’s proved plus probable reserves would increase to almost 80 mmboe from 44 mmboe at December 31, 2010. Production would increase from current levels of approximately 4,500 boepd to in excess of 20,000 boepd with the start up of Bacchus and Greater Rochelle anticipated in 2012 and the closing of the acquisition.

Endeavour expects to close this transaction in the first half of 2012, with an effective date of January 1, 2011. In addition to customary closing conditions, the purchase is subject to approval of normal governmental regulatory authorities and partner consents.

The Company has obtained a $500 million senior secured financing commitment from Citigroup Global Markets Inc. to fund the purchase price and retire the Company’s existing Senior Term Loan, if needed. Endeavour plans to pursue permanent financing for the transaction and the retirement of the Senior Term Loan before the transaction closes in 2012 through an issuance of high-yield notes.

Supporting materials for the transaction can currently be found on the Company’s website, www.endeavourcorp.com in the Investor Relation’s section and under the “Presentations” tab.

Conference Call Wednesday, January 4, 2012 at 9:00am CST/3:00pm U.K. time

The company will host a conference call at 9:00am CST/3:00pm U.K. time on Wednesday, January 4, 2012 to discuss this transaction and bring investors and interested parties up-to-date on operational matters.

To participate or ask questions during the conference call, the toll-free numbers are 800-575-5790 in the United States and 0-808-101-1147 in the United Kingdom. Other international callers should dial 719-457-2647 (tolls apply). The Pass Code for all dial in numbers is 6475577. To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com.

A replay of the conference call will be available beginning at 12:00pm Central Standard Time on January 4, 2012 through 12:00pm January 11, 2012 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), Pass Code 6475577.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of oil and natural gas in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. We caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to the following: discovery, estimation, development and replacement of oil and gas reserves; decreases in proved reserves due to technical or economic factors; drilling of wells and other planned exploitation activities; timing and amount of future production of oil and gas; the volatility of oil and gas prices; availability and terms of capital; operating costs such as lease operating expenses, administrative costs and other expenses; our future operating or financial results; amount, nature and timing of capital expenditures, including future development costs; cash flow and anticipated liquidity; availability of drilling and production equipment; uncertainties related to drilling and production operations in a new region; cost and access to natural gas gathering, treatment and pipeline facilities; business strategy and the availability of acquisition opportunities; and factors not known to us at this time. Any of these factors, or any combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of a forward-looking statement. The forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. In addition, any or all of our forward-looking statements included in this release may turn out to be incorrect. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011.

As of January 1, 2010, the Securities and Exchange Commission (“SEC”) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We do not represent that the probable reserves described herein meet the recoverability thresholds established by the SEC in its definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations

Mike Kirksey	713-307-8788
Darcey Matthews	713-307-8711